EUROPEAN MICRO HOLDINGS, INC.

                                  EXHIBIT 11.01

                      STATEMENT RE: COMPUTATION OF EARNINGS

The calculation of earnings per share are detailed in the table below:

                                                                      THREE MONTHS ENDED             SIX MONTHS ENDED
                                                                         DECEMBER 31,                  DECEMBER 31,
                                                                 -----------------------------------------------------------
                                                                         1999           1998            1999            1998
                                                                         ----           ----            ----            ----
EARNINGS
Net income (in thousands)                                                 $11            $24             $218           $746
                                                                    ---------      ---------        ---------      ---------

WEIGHTED AVERAGE NUMBER OF SHARES
Outstanding common stock during the period                          4,933,900      4,933,900        4,933,900      4,933,900
Contingently issuable shares                                          114,011              -           99,559              -
                                                                    ---------      ---------        ---------       ---------

BASIC WEIGHTED AVERAGE NUMBER OF SHARES                             5,047,911      4,933,900        5,033,459      4,933,900
Effect of dilutive stock options and other contingent shares                -         17,926              497          8,963
                                                                    ---------      ---------       ---------       ---------

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES                           5,047,911      4,951,826        5,033,956      4,942,863
                                                                    =========      =========        =========      =========

Basic earnings per share                                                $0.00          $0.00            $0.04          $0.15
                                                                    =========      =========        =========      =========

Diluted earning per share                                               $0.00          $0.00            $0.04          $0.15
                                                                    =========      =========        =========      =========


During the three-month period ended December 31, 1999, the Company issued options to purchase up to 2,500 shares of Common Stock at an exercise price of $8.00 per share. The above dilutive earnings per share calculations for the three-month and six-month periods ended December 31, 1999, exclude the effect of options to purchase 349,000 and 341,500 shares of common stock, respectively, at exercise prices ranging from $7.50 to $12.00 per share, due to the fact they were anti-dilutive (i.e., the exercise price was greater than the average market price for the respective period). The above dilutive earnings per share calculations for the three-month and six-month periods ended December 31, 1998, exclude the effect of options to purchase 20,000 and 20,000 shares of common stock, respectively, at exercise prices ranging from $9.19 to $11.00 per share, due to the fact they were anti-dilutive. Also see "Note 4 (Goodwill) to the Consolidated Condensed Financial Statements" related to contingently issuable shares related to acquisitions. However, the effect of contingent shares related to the payment due after the first contingent earn-out period of the Sunbelt acquisition has not been included in the three month period ended December 31, 1999 as such payment was paid in cash in November 1999. Also the effect of the contingent shares related to the second contingent earn-out of the Sunbelt acquisition are not included, as the conditions necessary for such contingent shares to be issued have not been met as of December 31, 1999. However, the effect of contingent shares related to the guaranteed earn-out amount payable after the second contingent earn-out period is included. The effect of contingent shares related to the first earn-out of American Micro is included in the three-month period ended December 31, 1999. The effect of contingent shares related to second earn-out of American Micro is not included, as determination of the amount of such contingent shares to be issued are not determinable.